Exhibit 10.1

Agreement

of 18 January 2024

between

ADC Therapeutics SA

Biopôle

Route de la Corniche 3 B

1066 Epalinges

Switzerland

Legal@adctherapeutics.com

“Company”

and

Redmile Group, LLC

One Letterman Drive, Suite D3-300

San Francisco, CA 94129

United States

Redmile_legal@redmilegrp.com

“Redmile”

Company and Redmile each a “Party” collectively the “Parties”

regarding

the pre-emptive and advance subscription rights with respect to the shares in the Company

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WHEREAS

A.	As of the date hereof, Redmile, through certain funds which Redmile manages (the "Funds"), currently controls common shares of the Company (the "Shares") representing approximately 18.93% of the share capital registered in the commercial register.

B.	The articles of association of the Company (the "Articles") provide in article 4a (4)(g) that in the event of an issue of Shares, the board of directors of the Company (the "Board") is authorized to withdraw or restrict pre-emptive rights of existing shareholders and to allocate such rights to third parties, the Company or any of its group companies following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board.

C.	Furthermore, the Articles provide in article 4c (3) that in the event of an issue of bonds, notes, options, warrants or other securities or contractual obligations of the Company with conversion, exchange, option, warrant or similar rights or obligations for the subscription of Shares (the "Financial Instruments") the Board shall be authorized to restrict or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 20% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board.

D.	Redmile has confirmed to the Company that, as of the date hereof, it currently has no intention of effecting a change of control of the Company.

E.	The Parties wish to agree on the principles based on which the Board may restrict the pre-emptive or advance subscription rights of Redmile and its affiliates (as defined in Rule 405 under the Securities Act) (collectively, including the Funds, the “Affiliates”).

NOW, THEREFORE, the Parties agree as follows:

1.	Granting of Pre-emptive Rights and Advance Subscription Rights

The Company agrees that as long as Redmile and its Affiliates, together with any other person or entity forming a “group” (as defined in Rule 13d-5 under the Exchange Act) with Redmile or any of its Affiliates (such persons and entities, together with Redmile and its Affiliates, the “Group”), do not directly or indirectly control, own or have the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing 20% of the share capital registered in the commercial register, the Board will not restrict the pre-emptive rights of Redmile or any of its Affiliates based on article 4a (4)(g) of the Articles nor restrict the advance subscription rights of Redmile or any of its Affiliates based on article 4c (3) of the Articles if another shareholder increases its shareholding in the Company to more than 20% of the share capital registered in the commercial register and, as a result, the company exercises such rights.

Furthermore, the Company agrees that if the Group, directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing more than 20% of the share capital registered in the commercial register, and the Board determines (in the exercise of its fiduciary duties) that the Group has no intention to effect a change of control of the Company, the Board will not restrict the pre-emptive rights of Redmile or any of its Affiliates based on article 4a (4)(g) of the Articles or the advance subscription rights of Redmile or any of its Affiliates based on article 4c (3) of the Articles.

2.	Information

2.1.	Redmile

Redmile agrees that it shall:

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a)	notify the Company promptly (but no later than two business days) upon becoming aware that the Group directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing more than 20% of the share capital registered in the commercial register,

b)	notify the Company promptly (but no later than two business days) upon becoming aware that the Group directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing more than 30% of the share capital registered in the commercial register, and

c)	upon request by the Company (which may be via email), promptly (but no later than two business days) inform the Company of the number of Shares that the Group directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time).

2.2.	The Company

The Company agrees that it shall, upon request by Redmile (which may be via email), promptly (but no later than two business days) inform Redmile of the total amount of share capital then-registered in the commercial register.

3.	Intent to Effect a Change of Control

If, at any time, the Group directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing more than 20% of the share capital registered in the commercial register and the Board determines (in the exercise of its fiduciary duties) that the Group has an intent to effect a change of control of the Company, the Company shall notify Redmile of the Board’s determination, following which Redmile shall be afforded a reasonable opportunity to explain its intentions to the Board. Without limitation, the Board may deem the Group’s controlling, owning or having the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), directly or indirectly, Shares representing more than 30% of the Company's share capital registered in the commercial register as an intention by the Group to effect a change of control of the Company.

a)	If, following the explanation by Redmile, the Board determines (in the exercise of its fiduciary duties) that the Group has no intention to effect a change of control of the Company, the Board will not restrict the pre-emptive rights of Redmile or any of its Affiliates based on article 4a (4)(g) of the Articles or the advance subscription rights of Redmile or any of its Affiliates based on article 4c (3) of the Articles.

b)	If, following the explanation by Redmile (or if Redmile fails to explain its intentions to the Board within a reasonable amount of time (which, for avoidance of doubt, shall not be less than five business days) or Redmile states its intent to effect a change of control of the Company), the Board maintains (in the exercise of its fiduciary duties) its determination that the Group has an intent to effect a change of control of the Company, the Board can, but is not obligated to restrict the pre-emptive rights and/or the advance subscription rights of the Group based on article 4a (4)(g) or article 4c (3) of the Articles.

For the avoidance of doubt, so long as consistent with Board’s fiduciary duties, for purposes of the Board making any determinations under this Section 3, Redmile and its Affiliates’ exercise of their rights as a shareholder in the ordinary course of business on Company proposals (including, without limitation, the exercise of voting rights attached to its Shares at any meeting of shareholders at which Redmile and its Affiliates are able to vote in accordance with the Articles and the limitations contained therein, including article 6(3)) shall not constitute a reasonable intention by Redmile and its Affiliates to effect a change of control of the Company.

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4.	Registration as shareholder with and exercise of voting rights

Except as otherwise mutually agreed between the Company and Redmile, Redmile shall not, and shall cause the Group to not, directly or indirectly, formally, constructively or beneficially own, or otherwise control, or exercise, in each case including through Nominees (as defined in the Articles), collectively, voting rights with respect to more than 15% of the Company's share capital registered in the commercial register from time to time.

5.	Redomiciliation

Prior to a Redomiciliation (as defined below), the Company will use reasonable efforts to provide arrangements for Redmile and its Affiliates to exchange or convert, upon such Redomiciliation or within a reasonable time thereafter, their Shares exceeding 9.99% of outstanding Shares immediately after such Redomiciliation for the same amount of non-voting securities (including, without limitation, warrants or preferred shares) that include a 9.99% beneficial ownership blocker. For the purposes of this Agreement, “Redomiciliation”, with respect to the Company, means the Company becoming incorporated in any state of the United States or merging into a corporation incorporated in any state of the Unites States for the sole purpose of changing the Company’s domicile.

6.	General Provisions

6.1.	Amendments

This Agreement may only be modified or amended by a document duly signed by all Parties. Any provision contained in this Agreement may only be waived by a document duly signed by the Party waiving such provision.

6.2.	Termination

This Agreement shall automatically terminate and cease to be effective without further action upon the earlier of:

a)	if the Company removes the 20% clauses (article 4a (4)(g) and article 4c (3) of the Articles) from the Articles, or

b)	at any point on or after the fifth (5th) anniversary of the date of the Agreement, Redmile and its Affiliates directly or indirectly controlling, owning or having the right to control or own, collectively, Shares representing less than 20% of the Company's share capital registered in the commercial register, or

c)	the consummation of a Redomiciliation, or

d)	the Group directly or indirectly controls, owns or has the right to control or own (regardless of whether such right is exercisable immediately or only after the passage of time), collectively, Shares representing more than 30% of the Company's share capital registered in the commercial register, other than, solely as a result of action by the Company (for example, a share repurchase or an inaccuracy in the information provided by the Company to Redmile in section 2.2 hereof), or

e)	the Board determining, pursuant to section 3(b) hereof, that the Group has an intent to effect a change of control.

6.3.	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by e-mail to the addresses mentioned on the cover page of this Agreement.

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6.4.	Severability / Good Faith

Should any part or provision of this Agreement be held to be invalid by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavour to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection. The same shall apply if and to the extent that this Agreement is found to contain any gaps or omissions.

6.5.	No Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement.

6.6.	No Assignment

Except as otherwise provided for in this Agreement, the Parties shall not assign this Agreement or any rights hereunder to any third party without the prior written consent of the other Party.

7.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, without regard to its conflicts of laws rules.

All disputes arising out of or in connection with the present Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved by the ordinary courts in the city of Zurich, Switzerland.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and effective as of the date first written above.

ADC Therapeutics SA

By:	/s/ Ameet Mallik
Name: Ameet Mallik
Title: CEO

Redmile Group, LLC

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

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